Exhibit 99.1

Material Handling – Easily and Safety	News Release

140 John James Audubon Parkway
Amherst, NY  14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter

•	Revenue up 11% over prior period, net of currency and divestiture

•	Savings from facility consolidation total $2 million in the quarter offset by challenges at restructured forging operations; resources in place to realize planned post-consolidation savings

•	Refinanced 8 7/8% senior subordinated notes with lower coupon 7 7/8% notes in January

•	Balance sheet remains strong with $46.1 million in cash

•	Net loss of $2.08 per diluted share includes non-cash charge of $2.08 per diluted share for previously announced write-down of deferred tax assets

AMHERST, N.Y., January 28, 2011 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2011 third quarter that ended on December 31, 2010.

Net sales for the third quarter of fiscal 2011 were $128.7 million, an increase of $9.7 million, or 8.2%, from the same period in the prior year, which included $0.5 million in sales for the American Lifts business that was divested in October 2009 as well as an unfavorable currency impact of $3.0 million and one less shipping day.  Net of the divestiture and currency changes, revenue grew 11.1%.  Sales improved across most product categories led by the Americas and European markets.

U.S. industrial capacity utilization continued its positive trend through 2010 and increased to 73.6% in December.  Euro zone capacity utilization also trended higher last year, reaching 77.6% in the third quarter of 2010 compared with the trough of 69.6% in the third quarter of 2009.  The Company uses both U.S. and Euro zone capacity utilization as leading market indicators and its bookings trends tend to lag general capacity utilization trends by one to two quarters.

Timothy T. Tevens, President and Chief Executive Officer, commented, “European sales continue to outpace the general improvement in the economy.  We believe we are continuing to capture greater market share as the breadth of our product offering, strength of our brands and the reach of our sales presence provide us competitive advantages.  Likewise, in Asia-Pacific and Latin America we are furthering our presence in those expanding economies.”

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$13.8	11.6%
Pricing	1.4	1.2%
Shipping days	(2.0)	(1.7%)
American Lifts divestiture	(0.5)	(0.4%)
Foreign currency translation	(3.0)	(2.5%)
Total	$9.7	8.2%

Sales outside of the U.S. expanded 16.5% to $62.3 million, or 48% of total net sales, compared with $53.5 million, or 45% of total sales, in the third quarter of fiscal 2010.  Mr. Tevens added, “We are seeing traction with our sales and marketing efforts in Asia with 63% sales growth in the quarter.  We have expanded our distribution penetration in China and now have six sales offices with 24 sales personnel.  While currently just 2.7% of total sales, the Asia-Pacific region is essential to Columbus McKinnon’s long term growth strategy.”

The Company reported a fiscal 2011 third quarter net loss of $39.6 million, or $2.08 per diluted share, compared with a net loss of $2.3 million, or $0.12 per diluted share, for the same period last year.  The third quarter of fiscal 2011 included a non-cash tax provision of $39.7 million, or $2.08 per share, to record a full valuation allowance against Columbus McKinnon’s deferred tax assets. Restructuring-related costs impacted both periods.

On a non-GAAP basis, net income decreased to $0.6 million, or $0.03 per diluted share, in the third quarter of fiscal 2011 compared with $1.1 million, or $0.06 per diluted share, in the same period last year.  Management believes that segregating the restructuring costs and applying an effective tax rate that would be more relevant to the ongoing operations without these costs is informative in understanding the Company’s ongoing operations.  Accordingly, non-GAAP net income for the third quarter of fiscal 2011 and 2010 excludes restructuring-related costs net of a 38% U.S. tax rate, the deferred tax asset valuation charge, as well as an adjustment to a normalized consolidated global effective tax rate for the remaining operations.  Reconciliation of GAAP to non-GAAP net income and earnings per share is summarized in the following table:

(in millions, except per diluted share data)

	Three Months Ended
	December 31, 2010			December 31, 2009
GAAP net (loss) income	$(39.6)	$(2.08)	per share	$(2.3)	$(0.12)	per share
COGS restructuring charges, net of 38% tax	0.7	0.04		2.0	0.11
Restructuring charges, net of 38% tax	0.1	0.01		2.2	0.12
Gain on asset sales, net of 38% tax	-	-		(1.1)	(0.06)
Deferred tax asset valuation allowance charge	39.7	2.08		-	-
Normalize effective tax rate to 38% / 36%	(0.2)	(0.01)		0.4	0.02
Discontinued operations	(0.1)	(0.01)		(0.1)	(0.01)
Non-GAAP net income	$0.6	$0.03	per share	$1.1	$0.06	per share

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

In the third quarter of fiscal 2011, the Company realized approximately $2 million in pre-tax cost savings associated with the reorganization and consolidation of its hoist and rigging operations that began in fiscal 2010.  Annual savings from the restructuring projects are estimated to be $13 million to $15 million.  Savings in the quarter were offset by $1.3 million in restructuring-related pre-tax costs, primarily at the Company’s forging facility, of which $1.1 million was in cost of goods sold.  The Company expects restructuring-related costs in the next several quarters to be minimal.  The prior year’s third quarter included pre-tax restructuring costs of $6.7 million, of which $3.1 million was included in cost of goods sold.

Gross profit edges up; selling and G&A expenses decline as a percentage of sales

Gross profit was $29.4 million, or 22.8% of sales, for the fiscal 2011 third quarter, compared with $26.8 million, or 22.5% of sales, in the fiscal 2010 third quarter.  Adjusting for the non-GAAP restructuring costs in cost of goods sold, non-GAAP gross margin was 23.7% and 25.1% in the fiscal 2011 and 2010 third quarters, respectively, with the integration and full benefits of the facility consolidation projects still ramping up.  Additionally, the fiscal 2011 third quarter gross profit was unfavorably impacted by a $1.0 million actuarial adjustment to its product liability reserves, impacting gross margin by 80 basis points.

Mr. Tevens, noted, “The consolidation in our North American hoist operations is essentially complete and we are beginning to realize the benefits of our restructuring.  However, the integration of our forging operations continues to progress at a slower than expected pace.  We have made numerous changes to this business and have invested in equipment and people to address the situation and are also temporarily outsourcing certain operations to alleviate some of the constraint.  The challenges and costs of the inefficiencies at this operation adversely impacted gross margin by approximately 180 basis points during the quarter.  The changes we are making will correct these problems and bring us to the planned level of profitability post restructuring.”

As a percent of revenue, selling expenses were 12.1% in the fiscal 2011 third quarter compared with 13.3% in the same period last year.  Selling expenses were $15.5 million, 1.7% below selling expenses in the third quarter of fiscal 2010, with foreign currency translation having a $0.5 million favorable impact on selling expenses in the third quarter of fiscal 2011.

As a percent of revenue, general and administrative (G&A) expenses were 8.0% for this year’s third quarter, the same as in the prior year’s third quarter.  G&A expenses were $10.3 million in the third quarter of fiscal 2011, up 8.5% from the previous fiscal year’s third quarter due to investments in the Company’s Asian and European management and sales personnel and increasing sales office locations, offset by favorable foreign currency translation of $0.3 million.  Selling and G&A expenses combined as a percent of revenue were 20.1% in the third quarter of fiscal 2011 compared with 21.2% in last year’s third fiscal quarter.

Restructuring charges, primarily for severance costs associated with the previously-described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $0.2 million in the fiscal 2011 third quarter, as compared with $3.6 million in the fiscal 2010 third quarter.

Excluding restructuring-related costs, non-GAAP operating income for the fiscal 2011 third quarter was $4.3 million, or 3.3% of sales, compared with $4.3 million, or 3.6% of sales, in the same period of the prior year.  Operating income on a GAAP basis for the third quarter of fiscal 2011 was $3.0 million, or 2.3% of sales, compared with an operating loss of $2.5 million, or 2.1% of sales, in last year’s third quarter.

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

Interest and debt expense was $3.3 million in this year’s third quarter, approximately the same as last year’s third quarter.  Last year’s third quarter included $2.4 million of miscellaneous income, primarily due to asset sale gains, which did not recur in fiscal 2011.

As previously announced, income tax expense for the third quarter of fiscal 2011 reflects a non-cash charge of $39.7 million, or $2.08 per diluted share, relating to the Company’s determination that a full valuation allowance against certain of its deferred tax assets is necessary.  The recording of this non-cash charge does not impact the Company’s ability to realize the economic benefit of its deferred tax assets and net operating loss carry forwards on future tax returns. In future periods, we expect the allowance to be reduced or reversed subject to sufficient objectively verifiable evidence indicating that it is more likely than not that a portion or all of the Company’s deferred tax assets will be realized.

Working capital as a percentage of sales was 19.0% at the end of the third quarter of fiscal 2011 compared with 18.5% at the end of last fiscal year’s third quarter.  Increased working capital, particularly inventory, reflects increased business activity.

Solid balance sheet allows flexibility to replace higher-cost notes

Debt, net of cash, at December 31, 2010 was $85.5 million and cash on hand was $46.1 million.  Excluding the impact of the deferred tax asset valuation allowance charge, debt, net of cash would have represented 30.8% of total net book capitalization, approximating the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  Debt, net of cash, at the end of last year’s third quarter was $82.5 million, or 30.8% of total capitalization.

As previously announced, on January 10, 2011, Columbus McKinnon commenced a cash tender offer and consent solicitation for the entire $124.9 million outstanding principal amount of its 8 7/8% Senior Subordinated Notes Due 2013.  The Company funded the tender offer, consent payments and related costs with proceeds from the private placement of a $150 million senior subordinated notes offering which it completed on January 25, 2011.  The Company had approximately $71 million available under its senior credit facility at December 31, 2010, with nothing drawn and $14 million of outstanding letters of credit.

Mr. Tevens commented, “Given the strength of the corporate bond market and the existence of higher cost notes on our balance sheet, the timing was right for us to refinance to lower cost debt.  This refinancing extends the maturity of our debt obligation and adds liquidity to our balance sheet, giving us more flexibility to continue to execute our strategic growth plan.”

Cash used by operations in the third quarter of fiscal 2011 was $9.2 million compared with cash used by operations of $6.8 million in the year-ago quarter.  The increase in cash used was primarily due to working capital needed to fund the growing sales.  Cash used by operations in the first nine months of fiscal 2011 was $17.0 million compared with $17.1 million in cash generated from operations in the first nine months of fiscal 2010, primarily due to working capital.

Capital expenditures in the first nine months of fiscal 2011 were $8.9 million, compared with $5.9 million in the fiscal 2010 nine-month period.  The fiscal 2011 increase included approximately $2.8 million as the initial investment in the Company’s global enterprise resource planning system.  The Company anticipates capital spending for fiscal 2011 will be approximately $13 million to $15 million, including continuation of its global enterprise resource planning system initiative.

Fiscal 2011 nine-month review

Net sales for the first nine months of fiscal 2011 were $380.1 million, 7.6%, or $26.9 million, above sales in the first nine months of fiscal 2010.  Growth in the Company’s Americas and European hoist businesses were the primary drivers of the sales increase.  Sales outside of the U.S. in the first nine months of fiscal 2011 were $173.4 million, or 46% of total sales, up 15% over the same period last year.

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

Gross profit margin was 23.3% in the first nine months of fiscal 2011 compared with 23.9% for the fiscal 2010 nine-month period.  Restructuring-related expenses included in cost of goods sold in the first nine months of fiscal 2011 were $4.0 million, or 105 basis points, compared with $3.6 million or 105 basis points in the first nine months of fiscal 2010.  Additionally, the fiscal 2011 and 2010 periods were unfavorably impacted by $3.9 million, or 105 basis points, and $2.9 million, or 80 basis points, respectively, relating to product liability reserves for unusually large claims and third quarter actuarial adjustments.  Excluding those items, the gross margin for the first nine months of fiscal 2011 and 2010 would have been 25.4% and 25.8% respectively.

Selling expenses decreased $1.7 million, or 3.5%, compared with last year due primarily to the steps taken in fiscal 2010 to reorganize the North American sales organization.  G&A expenses increased $3.2 million, or 12.0%, primarily due to additions to the Company’s Asian and European personnel and sales offices.  Favorable foreign currency translation was approximately $1.1 million and $0.8 million of the selling and G&A expense fluctuations, respectively.  As a percent of sales, selling and G&A expenses were 20.0% during the first nine months of fiscal 2011 compared with 21.1% during the fiscal 2010 nine-month period.

Non-GAAP operating profit, which excludes restructuring-related costs and several unusually large product liability claims, was $18.2 million in the first nine months of fiscal 2011, or 4.8% of sales, compared with $14.9 million, or 4.2% of sales, in the fiscal 2010 nine-month period.  Restructuring-related costs were $4.9 million and $15.7 million in the first nine months of fiscal years 2011 and 2010, respectively.  GAAP income from operations for the first nine months of fiscal 2011 was $9.3 million, or 2.4% of sales, compared with an operating loss of $3.8 million, or 1.1% of sales, in the fiscal 2010 nine-month period.

Interest and debt expense in the first nine months of fiscal 2011 was $9.9 million, slightly below $10.0 million in the fiscal 2010 nine-month period.  Interest and other income was $1.7 million in the first nine months of fiscal 2011 as compared with $3.6 million in fiscal 2010.

Net loss for the first nine months of fiscal 2011 was $38.5 million, or $2.02 per diluted share, compared with a net loss of $7.5 million, or $0.39 per diluted share, during the first nine months of fiscal 2010.  Excluding restructuring-related costs, the unusually large product liability claims in both periods and  normalizing the effective tax rates, as well as excluding the large non-cash deferred tax asset valuation allowance charge, the non-GAAP net income per share in the fiscal 2011 nine-month period was $0.31 compared with $0.21 for the fiscal 2010 nine-month period, summarized in the following table:

(in millions, except per diluted share data)

	Nine Months Ended
	December 31, 2010			December 31, 2009
GAAP net (loss) income	$(38.5)	$(2.02)	per share	$(7.5)	$(0.39)	per share
COGS restructuring charges, net of 38% tax	2.5	0.13		2.3	0.12
Restructuring charges, net of 38% tax	1.2	0.06		7.5	0.40
Large product liability claims, net of 38% tax	1.8	0.09		1.9	0.10
Gain on asset sales, net of 38% tax	-	-		(1.1)	(0.06)
Deferred tax asset valuation allowance charge	39.7	2.08		-	-
Normalize effective tax rate to 38% / 36%	(0.3)	(0.01)		1.2	0.06
Discontinued operations	(0.3)	(0.02)		(0.3)	(0.02)
Non-GAAP net income	$6.1	$0.31	per share	$4.0	$0.21	per share

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

Outlook

Backlog was $76.5 million at the end of the fiscal 2011 third quarter compared with backlog of $80.5 million at the end of the fiscal 2011 second quarter and $71.6 million at the end of the third quarter of fiscal 2010.  The reduction in backlog during the quarter resulted from achieved improvements in the shipping rate of our restructured facilities.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, since the acquisition of Pfaff-silberblau in October 2008 backlog can include project-type orders from customers that have defined deliveries that may extend out twelve to 24 months.  As of December 31, 2010, approximately $20 million of backlog pertains to projects scheduled for shipment beyond March 31, 2011.

Mr. Tevens concluded, “We have an intense focus to improve our restructured forging business and recognize the planned benefits we have previously communicated and have, in fact, seen a turnaround in this business in January.  We also continue to make excellent strides in our efforts to grow our international business and have developed a much stronger foothold in Europe since our acquisition of Pfaff in October of 2008.  We believe we can make similar, if not even faster, progress in Asia as it continues to build its infrastructure and meet the needs of its expanding economies.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, actuators, cranes, and lifting and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for January 28, 2011 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Third Quarter Fiscal 2011 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's Web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until February 25, 2011 by dialing 1-800-793-2380 or the toll number for parties outside the United States and Canada, 1-203-369-3339.  Alternatively, you may access an archive of the call and its transcript on Columbus McKinnon's Web site at: http://www.cmworks.com/investors/NewsPresentations.aspx.

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended

	December 31, 2010	December 31, 2009	Change

Net sales	$128,696	$118,971	8.2%
Cost of products sold	99,345	92,146	7.8%
Gross profit	29,351	26,825	9.4%
Gross profit margin	22.8%	22.5%
Selling expense	15,524	15,791	-1.7%
General and administrative expense	10,275	9,471	8.5%
Restructuring charges	150	3,616	-95.9%
Amortization	452	490	-7.8%
Income (loss) from operations	2,950	(2,543)	-216.0%
Operating margin	2.3%	(2.1)%
Interest and debt expense	3,281	3,257	0.7%
Investment income	(317)	(361)	-12.2%
Foreign currency exchange loss	641	6	10583.3%
Other (income) and expense	(294)	(2,059)	85.7%
Loss from continuing operations before income tax expense (benefit)	(361)	(3,386)	89.3%
Income tax expense (benefit)	39,406	(909)	4435.1%
Loss from continuing operations	(39,767)	(2,477)	-1505.5%
Income from discontinued operations, net of tax	128	133	3.8%
Net loss	$(39,639)	$(2,344)	-1591.1%

Average basic shares outstanding	19,082	18,980	0.5%
Basic (loss) income per share:
Continuing operations	$(2.09)	$(0.13)	-1510.8%
Discontinued operations	0.01	0.01
Net loss	$(2.08)	$(0.12)	-1631.1%

Average diluted shares outstanding	19,082	18,980	0.5%
Diluted (loss) income per share:
Continuing operations	$(2.09)	$(0.13)	-1510.8%
Discontinued operations	0.01	0.01
Net loss	$(2.08)	$(0.12)	-1631.1%

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Nine Months Ended

	December 31, 2010	December 31, 2009		Change

Net sales	$380,095	$353,213		7.6%
Cost of products sold	291,488	268,907		8.4%
Gross profit	88,607	84,306		5.1%
Gross profit margin	23.3%	23.9%
Selling expense	46,219	47,873		-3.5%
General and administrative expense	29,855	26,663		12.0%
Restructuring charges	1,947	12,148		-84.0%
Amortization	1,315	1,408		-6.6%
Income (loss) from operations	9,271	(3,786)		344.9%
Operating margin	2.4%	(1.1	) %
Interest and debt expense	9,885	10,001		-1.2%
Investment income	(1,020)	(966)		5.6%
Foreign currency exchange loss (gain)	303	(633)		-147.9%
Other (income) and expense	(933)	(2,040)		-54.3%
Income (loss) from continuing operations before income tax expense	1,036	(10,148)		110.2%
Income tax expense (benefit)	39,790	(2,409)		1751.7%
Loss from continuing operations	(38,754)	(7,739)		-400.8%
Income from discontinued operations, net of tax	261	266		-1.9%
Net loss	$(38,493)	$(7,473)		-415.1%

Average basic shares outstanding	19,050	18,952		0.5%
Basic (loss) income per share:
Continuing operations	$(2.03)	$(0.40)		-408.6%
Discontinued operations	0.01	0.01
Net loss	$(2.02)	$(0.39)		-418.1%

Average diluted shares outstanding	19,050	18,952		0.5%
Diluted (loss) income per share:
Continuing operations	$(2.03)	$(0.40)		-408.6%
Discontinued operations	0.01	0.01
Net loss	$(2.02)	$(0.39)		-418.1%

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)

	December 31, 2010	March 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$46,090	$63,968
Trade accounts receivable	70,304	70,218
Inventories	98,151	79,822
Prepaid expenses and other	12,533	16,014
Total current assets	227,078	230,022

Net property, plant, and equipment	57,673	57,106
Goodwill and other intangibles, net	122,438	124,165
Marketable securities	23,924	29,399
Deferred taxes	2,695	36,768
Other assets	3,530	4,037
Total assets	$437,338	$481,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$520	$841
Trade accounts payable	31,860	33,480
Accrued liabilities	53,545	52,754
Restructuring reserve	217	2,755
Current portion of long-term debt	1,147	1,155
Total current liabilities	87,289	90,985

Senior debt, less current portion	5,043	5,966
Subordinated debt	124,855	124,855
Other non-current liabilities	68,169	72,413
Total liabilities	285,356	294,219

Shareholders’ equity:
Common stock	195	191
Additional paid-in capital	183,124	182,385
(Accumulated deficit) retained earnings	(3,615)	34,878
ESOP debt guarantee	(1,516)	(1,850)
Accumulated other comprehensive loss	(26,206)	(28,326)
Total shareholders’ equity	151,982	187,278
Total liabilities and shareholders’ equity	$437,338	$481,497

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Nine Months Ended
	December 31, 2010	December 31, 2009

Operating activities:
Net loss	$(38,493)	$(7,473)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Income from discontinued operations	(261)	(266)
Depreciation and amortization	8,257	9,231
Deferred income taxes	39,846	(4,054)
Gain on sale of real estate/investments	(991)	(1,994)
Stock-based compensation expense	1,347	1,527
Amortization/write-off of deferred financing costs	208	460
Non-cash restructuring charges	-	950
Changes in operating assets and liabilities:
Trade accounts receivable	514	15,672
Inventories	(18,251)	15,721
Prepaid expenses	(2,836)	1,510
Other assets	268	410
Trade accounts payable	(1,363)	(10,783)
Accrued and non-current liabilities	(5,254)	(3,769)
Net cash (used for) provided by operating activities	(17,009)	17,142

Investing activities:
Proceeds from sale of marketable securities	8,316	3,246
Purchases of marketable securities	(1,830)	(3,171)
Capital expenditures	(8,859)	(5,916)
Proceeds from sale of businesses or assets	1,182	3,380
Net cash used for investing activities from continuing operations	(1,191)	(2,461)
Net cash provided by investing activities from discontinued operations	261	266
Net cash used for investing activities	(930)	(2,195)

Financing activities:
Proceeds from exercise of stock options	4	201
Net payments under revolving line-of-credit agreements	(290)	(3,784)
Repayment of debt	(835)	(392)
Other	334	158
Net cash used for financing activities	(787)	(3,817)

Effect of exchange rate changes on cash	848	668

Net change in cash and cash equivalents	(17,878)	11,798
Cash and cash equivalents at beginning of year	63,968	39,236
Cash and cash equivalents at end of period	$46,090	$51,034

Columbus McKinnon Reports 8% Growth in Revenue in the Fiscal 2011 Third Quarter
January 28, 2011

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2010		December 31, 2009		March 31, 2010

Backlog (in millions)	$76.5		$71.6		$67.8

Trade accounts receivable
days sales outstanding	49.7	days	49.8	days	51.4	days

Inventory turns per year
(based on cost of products sold)	4.0	turns	4.3	turns	4.6	turns
Days' inventory	90.2	days	84.9	days	79.8	days

Trade accounts payable
days payables outstanding	29.2	days	22.2	days	33.4	days

Working capital as a % of sales	19.0%		18.5%		16.2%

Debt to total capitalization percentage	46.4%		41.9%		41.5%
Debt, net of cash, to total capitalization	36.0%		30.8%		26.9%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY11	63	64	59	64	250

FY10	63	64	60	63	250

FY 12	63	64	58	65	250